Exhibit 99.1

FOR IMMEDIATE RELEASE

ClearSign Combustion Corporation

Announces First Quarter 2016 Results

SEATTLE, May 12, 2016 – ClearSign Combustion Corporation (NASDAQ: CLIR), an emerging provider of industrial combustion technologies that help to reduce emissions and improve efficiency, today announced its results for the first quarter ended March 31, 2016.

“We continue to make solid progress at ClearSign,” said Steve Pirnat, ClearSign Chairman and CEO. “We currently have eight projects in varying stages of installation with clients ranging from small operators to major Canadian oil producers. We believe the market is starting to take note of our technologies and the resulting benefits that we can provide and we are seeing an increased interest in providing proposals from our Duplex technology. Our focus is to continue our pursuit of commercialization by executing and delivering on these installations for our clients,” continued Mr. Pirnat.

Strategic and operational highlights during and subsequent to the quarter included:

•	Entered into an agreement with a major Canadian oil sands producer- The agreement is to design and engineer ClearSign’s Duplex™ technology for its oil field once-through steam generators (OTSG).

•	Received an order for Duplex technology for installation in Wellhead Enclosed Flares - ClearSign will provide design and engineering services for the purpose of evaluating Duplex as a solution to a Southern California oil producer’s NOx emissions requirements.

•	Recently met with Aera leadership to review installations- The pilot unit continues to perform reliably and is operating below the permitted air pollution control district emission limits. Aera Energy and ClearSign are both pleased with the performance of the pilot unit. Aera’s subsequent unit purchase is installed and awaiting commissioning. Aera plans to meet with ClearSign in late summer to discuss potential future requirements.

•	Began trial acceptance period with Kern County based refinery- The installation of our Duplex burner in a refinery in the Bakersfield, California area has begun its 30-day trial acceptance period. We have several major oil companies, including Tesoro, interested in visiting this site.

•	Named Donald W. Kendrick Ph.D. an executive officer- Dr. Kendrick, our Senior Vice President of Technology, was hired in May 2015. He has driven important advances in our Duplex technology and has proven to be an invaluable resource. In recognition of his research and development leadership, we named him as an executive officer of the ClearSign.

Primarily due to increased field testing of its Duplex technology, ClearSign incurred a loss of $2,589,000, as compared to a loss of $1,583,000 for the same period of 2015 and a loss of $2,558,000 for the quarter ended December 31, 2015.

Working capital at March 31, 2016 totaled $6,916.000 including cash and cash equivalents of $7,881,000. Shares outstanding at May 12, 2016 total 12,943,354.

A conference call discussing the release of the Company’s results for the first quarter ending March 31, 2016 will be held today, May 12, 2016, at 4:30 PM Eastern Time. To listen to the conference call, investors should dial 1-866-372-4653 (international: +1-412-902-4217) five to ten minutes before the scheduled start time and request to be connected to the ClearSign Combustion Corporation conference call. Alternately you can use this link: https://www.webcaster4.com/Webcast/Page/987/13749 or visit ClearSign’s Investor Relations page to listen to the call online. If you wish to listen to a replay of the conference call, you may dial 1-877-344-7529 (international: +1-412-317-0088) and enter conference ID 10085820. The replay will be available for 7 days after the conference call.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and is developing products and technologies that strive to improve key performance characteristics of combustion systems, including emissions and operational performance, energy efficiency and overall cost-effectiveness. Our patent-pending Duplex™ and Electrodynamic Combustion Control™ platform technologies enhance the performance of combustion systems in a broad range of markets, including the chemical, petrochemical, refinery, power and commercial boiler industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management’s belief, as well as assumptions made by, and information currently available to, management. Forward-looking statements may be identified by words such as “expect”, “anticipate”, “believe”, “intend”, “hope”, “could”, “plans” and other comparable or similar terminology as well as the negative of such terminology. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Annual Report on Form 10-K and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

For further information:

Investor Relations:

Matthew Selinger

Three Part Advisors, LLC for ClearSign

+1 817-310-8776

Media:

Kimberly Setliff

Antenna Group for ClearSign

+1 415-977-1942

clearsign@antennagroup.com

ClearSign Combustion Corporation

Statements of Operations

	For the Three Months Ended March 31,
	2016	2015
Operating expenses:
Research and development	$1,325,000	$573,000
General and administrative	1,276,000	1,019,000
Total operating expenses	2,601,000	1,592,000
Loss from operations	(2,601,000)	(1,592,000)
Interest income	12,000	9,000
Net Loss	$(2,589,000)	$(1,583,000)
Net Loss per share	$(0.20)	$(0.14)

Weighted average number of shares outstanding	12,869,092	11,363,356

Balance Sheets

	March 31,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$7,881,000	$10,985,000
Prepaid expenses	174,000	203,000
Total current assets	8,055,000	11,188,000

Fixed assets, net, and other assets	110,000	133,000
Patents and other intangible assets, net	3,178,000	2,881,000

Total Assets	$11,343,000	$14,202,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$530,000	$495,000
Accrued compensation and taxes	593,000	1,109,000
Deferred rent	16,000	20,000
Total current liabilities	1,139,000	1,624,000

Stockholders’ Equity:
Common stock, $0.0001 par value, 12,882,471 and 12,868,943 shares issued and
outstanding at March 31, 2016 and December 31, 2015, respectively	1,000	1,000
Additional paid-in capital	41,950,000	41,735,000
Accumulated deficit	(31,747,000)	(29,158,000)
Total stockholders’ equity	10,204,000	12,578,000

Total Liabilities and Stockholders’ Equity	$11,343,000	$14,202,000